Exhibit 10.0

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended September 30, 2007

AMENDED AND RESTATED FORM OF OFFICER

EMPLOYMENT AGREEMENT

Effective January 1, 2008

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the      day of                    , 20    , by and between                                          (the “Employee”) and BRIGGS & STRATTON CORPORATION, a Wisconsin corporation with its corporate office in Wauwatosa, Wisconsin (the “Company”).

WHEREAS, the Company desires to employ Employee in the business of manufacturing, selling and servicing gasoline powered engines or in such other businesses as the Company may from time to time engage (the “Business”), and Employee desires to be employed by the Company for such purpose; and

WHEREAS, Employee shall have access to confidential financial information, trade secrets and other confidential and proprietary information of the Company;

NOW, THEREFORE, the parties agree as follows:

1. EMPLOYMENT

1.1 Duties. The Company shall employ Employee upon the terms and conditions set forth in this Agreement. Employee shall have such duties at such work locations as may be assigned to Employee from time to time by the Company.

1.2 Best Efforts. Employee agrees to devote his best efforts and his full time and attention to the performance of his duties under this Agreement, and to perform such duties in an efficient, trustworthy and businesslike manner.

1.3 Duty to Act in the Best Interest of the Company. Employee shall not act in any manner, directly or indirectly, which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees.

2. TERM OF EMPLOYMENT

2.1 Term. The term of Employee’s employment with the Company under this Agreement shall commence as of                          , 20     (the “Effective Date”), and shall expire January 1, 20     (“Expiration Date”). In the event that neither the Company nor the Employee shall give written notice to the other party by December 1 of each year that this Agreement shall not be further extended, the Expiration Date shall be automatically extended by one additional year. If such notice is given, this Agreement shall expire on the last determined Expiration Date. Notwithstanding the foregoing, this Agreement and Employee’s employment may be terminated at any time as provided for in Sections 2.2, 2.3 or 2.4 of this Agreement.

2.2 Termination for Cause. The Company shall have the right to terminate this Agreement and Employee’s employment for the following causes (each a “Termination for Cause”):

(a)	Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any felony or any crime involving an act of moral turpitude;

(b)	Engaging in any act involving fraud or theft;

(c)	Conduct which is detrimental to the reputation, goodwill or business operations of the Company;

(d)	Neglect by Employee of his duties or breach by Employee of his duties or intentional misconduct by Employee in discharging such duties;

(e)	Employee’s continued absence from his duties without the consent of the Employee’s supervisor after receipt of notification from the Company, other than absence due to bona fide illness or disability as defined herein;

(f)	Employee’s failure or refusal to comply with the directions of his supervisor or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require Employee (i) to take any action which is illegal, immoral or unethical or (ii) to fail to take any action required by applicable law, regulations or licensing standards; or

(g)	Employee’s breach of the restrictive covenants set forth in Section 5 of this Agreement;

provided, however, that termination of Employee for an act or omission described in subparagraphs (c) through (g) above shall not constitute a valid Termination for Cause unless Employee shall have received written notice on behalf of the Board of Directors of the Company by its Chairman or designee stating the nature of the conduct forming the basis for termination and affording Employee 10 days to correct the act or omission described. Unless Employee cures such act or omission to the satisfaction of the Company, such Termination for Cause shall be effective immediately upon the expiration of the 10 day period. Upon the effectiveness of any Termination for Cause by the Company, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through the date of such Termination for Cause).

2.3 Termination by the Company Without Cause.

(a) The Company shall have the right to terminate this Agreement and Employee’s employment without cause upon 10 days’ written notice to Employee. If the Company terminates this Agreement and Employee’s employment without cause pursuant to this Section 2.3, Employee shall receive his Base Compensation, as that term is defined in Section 3.1 of this Agreement, for the remainder of the then current term of this

Agreement, and shall be entitled to continue pre-existing coverage for himself and any dependents under any applicable medical plans described in Section 3.4 of this Agreement for the remainder of the then current term of this Agreement as long as the Employee continues to make the same monthly payments and copayments which would have been applicable if the Employee’s employment had not been terminated. Upon such termination, Employee shall not receive any further compensation pursuant to Sections 3.2, 3.3 or the non-medical benefits described in Section 3.4 of this Agreement except as required by the terms of such benefit plans. In the event of termination without cause, Employee acknowledges that the Company shall have no liability to the Employee whatsoever other than its obligation to pay his Base Compensation and to provide continuation of coverage under any applicable medical plans for the remainder of the then current term of this Agreement, and subsequently to provide the Employee with medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) and other benefits to which the Employee may be entitled under the terms of any benefit plan or arrangement in accordance with the terms thereof notwithstanding termination of his employment.

(b) Notwithstanding paragraph (a) above, Section 2.4 below or any other provision of this Agreement to the contrary:

(i) No payments of Base Compensation shall be made to the Employee with respect to the period beginning with his date of termination of employment until the first day of the seventh month which begins after the date of termination of employment or, if earlier, the first day of the month following the Employee’s death. The payments which would otherwise have been made for the period from the date of termination of employment until the date benefits commence under the preceding sentence had this paragraph (b)(1) not existed, shall be accumulated and paid in a lump sum on the first day of the seventh month following termination of employment or, if earlier, the first day of the month following the Employee’s date of death. The payments (other than the payments described in the preceding sentence) which commence on the first day of the seventh month following the Employee’s termination shall be in the same amount as if payments had started on the date payments would have commenced under paragraph (a) above if this paragraph (b)(1) did not exist.

(ii) Employee shall pay the full cost of coverage under the applicable medical plans described in paragraph(a) above (including both the normal Employee share and the Company share) during the first six months after the date of the Employee’s termination of employment. Employee shall then be reimbursed for the cost of such coverage on the first day of the seventh month following the Employee’s termination of employment. Notwithstanding the preceding sentence, however, if the provision of medical benefits coverage pursuant to paragraph (a) above would be discriminatory within the meaning of Section 105(h) of the Internal Revenue Code, then to the extent necessary to prevent such discrimination, the Employee shall pay the full cost of such coverage (including both the normal Employee and Company share) and shall not be reimbursed by the Company for doing so.

(c) In order to facilitate compliance with Section 409(A) of the Internal Revenue Code, the Company and the Employee shall neither accelerate nor defer or otherwise change the time at which any payment due under this Section 2.3 is to be made and the Employee shall not be considered to have had a termination of employment until the Employee is considered to have a had a separation from service within the meaning of Code Section 409A.

2.4 Termination Due to Disability or Death. If Employee is unable to perform his duties under this Agreement by reason of physical or mental disability, this Agreement shall terminate, and, upon such termination, Employee shall continue to receive the compensation described in Section 3 of this Agreement, reduced by any disability payment to which Employee may be entitled in lieu of such compensation, for a period of 6 months following termination. At the expiration of the 6 month period, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through that date, COBRA benefits and other benefits to which the Employee may be entitled notwithstanding termination of his employment). The term “disability” as used herein shall mean a condition which prohibits Employee from performing his duties substantially in the manner he is capable of performing them on the date of this Agreement, which cannot be removed by reasonable accommodations on the part of the Company, for 60 days or more during any one year period.

If Employee should die during the term of this Agreement, this Agreement shall terminate and all payments to Employee under this Agreement shall cease immediately (except for any such payments accrued but unpaid through the date of death).

2.5 COBRA Coverage. Any period of continued post-employment medical plan coverage provided in accordance with this Agreement shall count against the minimum period of coverage required by the medical continuation provisions of COBRA and any other applicable legislation.

3. COMPENSATION

3.1 Base Compensation. Subject to Sections 2 and 5.5 of this Agreement, during the term of this Agreement the Company shall pay to Employee an annual salary (“Base Compensation”), which salary shall be reviewed annually by the Compensation Committee of the Board of Directors. Such Base Compensation shall in no event be lower than the salary of the previous year. Employee acknowledges that $2,000 of each year’s Base Compensation is consideration for the covenant made by Employee in Section 5.3 of this Agreement against post-employment competition, and that the amount of such consideration is reasonable and adequate.

3.2 Incentive Compensation. Subject to Sections 2 and 5.5 of this Agreement, in addition to the Base Compensation referred to in Section 3.1 of this Agreement, Employee shall be eligible to participate in any incentive pay plan adopted by the Board of Directors for a group of employees that includes executive officers.

3.3 Reimbursement of Business Expenses. During the term of this Agreement, the Company shall reimburse Employee for all ordinary and necessary business expenses incurred by him in connection with the Business, upon submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any such expenditure.

3.4 Benefits. During the term of this Agreement, Employee shall be entitled to participate in such insurance, medical and retirement plans and to be provided such other fringe benefits as have been accorded other similarly-situated employees of the Company, as determined from time to time by the Company.

4. PROPERTY OF THE COMPANY/ASSIGNMENT

Employee agrees that the Business and all businesses developed by him relating to the Business, including without limitation software, contracts, fees, commissions, customer lists and any other incident of any business developed or sought by the Company, or earned or carried on by Employee for the Company, are and shall be the exclusive property of the Company for its sole use.

Employee hereby grants and assigns to the Company (without additional compensation) his entire right, title and interest under applicable laws in and to all software products and modifications thereto, inventions, improvements, drawings, designs, prototypes, patents, patent applications, trade secrets, confidential information, cost information, marketing plans, new product plans, proposed product improvements, research information, customer lists and customer contacts, all other technical and research data, and copyrightable material (including derivative works) made, conceived, developed or acquired by him solely or jointly with others during the period of his employment by the Company, but only to the extent the foregoing pertains to the Business. During the term of his employment with the Company and for two years after the termination of his employment with the Company for any reason, Employee shall execute all documents as requested by Company to accomplish such assignment of rights, and shall otherwise cooperate with the Company and its attorneys in the protection and enforcement of the Company’s intellectual property rights, at the expense of Company.

5. COVENANTS OF NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION

5.1 Non-Disclosure. During the term of his employment with the Company and for two years after the termination of his employment with the Company for any reason, Employee shall not, and Employee shall use his best efforts (which best efforts shall include, without limitation, notifying the Board of Directors of the Company of any suspected breach of this Section 5.1) to ensure that any persons or entities over which Employee has control do not, directly or indirectly, use any Company proprietary or other confidential information for any purpose not associated with Company activities, or disseminate or disclose any such information to any person or entity not affiliated with the Company. Such Company proprietary or other confidential information includes without limitation sales methods, prospecting methods, customer lists and customer contacts, computer technology, programs and data, whether on-line or off-loaded on disk format, inventions, improvements, trade secrets, drawings, designs, cost information, prototypes, new product plans, proposed product improvements, methods of presentation and any other plans, programs and materials used in managing, marketing or furthering Company business. Upon termination of Employee’s employment relationship with the Company, Employee shall return to the Company all documents, records, notebooks, manuals, computer disks and similar repositories of or containing Company proprietary or other confidential information, including all copies thereof, then in Employee’s possession or control, whether prepared by Employee or otherwise. Employee shall undertake all reasonably necessary and appropriate steps to ensure that the confidentiality of Company proprietary or other confidential information shall be maintained.

5.2 Non-Solicitation. For a period of two years after the termination of Employee’s employment with the Company for any reason, Employee shall not (i) solicit, service or in any way or to any degree handle any business similar to that performed by Employee for the Company, for any person, firm or entity which is a customer or actively marketed prospect of the Company or which becomes a customer or actively marketed prospect of the Company during the term of Employee’s employment, whether or not said customer or prospect shall have been handled, serviced or produced by Employee, (ii) divert or attempt to divert any such customer or prospect, or (iii) publicly announce or advertise his former employment by or connections with the Company.

For a period of two years after the termination of Employee’s employment with the Company for any reason, Employee shall not solicit, take away, hire, employ or endeavor to employ any of the employees of the Company.

5.3 Non-Competition. Employee acknowledges that the Business is unique and is conducted throughout the United States and abroad, and, therefore, agrees that, during the term of his employment with the Company and for two years after the earlier of the date of termination of his employment with the Company for any reason or the date when the Employee or the Company provides written notice to the other party under Section 2.1 that this Agreement will not be extended, he shall not, without the prior written consent of the Company, directly or indirectly, own, develop, manage, operate, join, control or participate in the ownership, management, operation or control of, or become an employee or independent contractor of, or consultant to, any business which competes with the Business as conducted by the Company, or any of its subsidiary companies, or any of their respective successors, by selling such products, or providing such services as the Company, or any of its subsidiary companies, or any of their respective successors, sells or provides during the term of such employment or at the time of such termination. This restriction will apply worldwide. The foregoing notwithstanding, nothing herein shall be construed so as to prohibit or restrict Employee from owning less than five percent (5%) of the outstanding common stock of any corporation, the stock of which is publicly traded on a national securities exchange or in the over-the-counter market, that competes with the Company. Employee further agrees that, during his employment with the Company, he shall use his best efforts to preserve the Business and the organization of the Company, to keep available to the Company the services of its employees, and to preserve for the Company its and his favorable business relationships with suppliers, customers and others.

5.4 Applicability. Subject to Sections 2.2 and 2.4 of this Agreement, the provisions of Sections 5.1, 5.2 and 5.3 of this Agreement shall apply to all terminations of Employee’s employment with the Company, regardless of the cause or circumstances thereof and whether such termination was voluntary or involuntary, for cause or without cause. Further, Employee’s covenants of non-disclosure, non-competition, and non-solicitation, along with the Company’s remedies for the breach or threatened breach of those covenants, shall remain in effect following the termination of this Agreement and Employee’s employment, regardless of the cause or circumstances thereof and whether such termination was voluntary or involuntary, for cause or without cause.

5.5 Remedies. In view of the services which Employee will perform for the Company, which are special, unique, extraordinary and intellectual in character, which place him in a position of confidence and trust with the customers and employees of the Company, and which provide him with access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information of the Company, in view of the geographic scope and nature of the business in which the Company is engaged, and recognizing the value of this Agreement to him, Employee expressly acknowledges that the restrictive covenants set forth in this Agreement, including without limitation the geographic scope of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company, and that the enforcement of such restrictive covenants shall not prevent him from earning a livelihood. Employee also acknowledges that the scope of the operations of the Company are such that it is reasonable that the restrictions set forth in this Agreement are not more limited as to geographic area than is set forth herein. Employee further acknowledges that the remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Company, in addition to all other available remedies (including, without limitation, seeking such damages as it has sustained by reason of such breach), shall be entitled to injunctive or any other appropriate form of equitable relief. Notwithstanding anything in this Agreement to the contrary, in the event Employee breaches any of the covenants of non-disclosure, non-solicitation or non-competition set forth in Sections 5.1, 5.2 and 5.3 of this Agreement, he shall not receive any further payments from the Company pursuant to this Agreement.

6. INDEMNIFICATION

The Company shall indemnify and hold harmless Employee from and against any claim of liability or loss (including costs and reasonable attorneys’ fees) arising as a result of Employee’s proper performance of his obligations under this Agreement in accordance with the provisions for indemnification of officers of the Company set forth in the Bylaws of the Company.

7. MISCELLANEOUS PROVISIONS

7.1 Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any corporation or other entity which controls, is controlled by, or is under common control with, the Company, without Employee’s consent. Further, if the Company sells all or substantially all of the assets of the Business, the rights and obligations of the Company under this Agreement may be assigned without Employee’s consent. In all other circumstances, the rights and obligations of the Company under this Agreement may be assigned with Employee’s consent (which shall not be unreasonably withheld) and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s obligation to provide services hereunder may not be assigned to or be assumed by any other person or entity.

7.2 Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall only be deemed to be duly given if to the Company c/o Corporate Secretary, and to Employee at his address as shown in the Company’s records.

7.3 Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

7.4 Integration, Amendment and Waiver. This Agreement constitutes the entire agreement between the Company and the Employee, superseding all prior similar arrangements and agreements, and may be modified, amended or waived only by a written instrument signed by both of them. This Agreement does not supersede the separate employment agreement between the Employee and the Company relating to a change in control of the Company.

7.5 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Wisconsin applicable to contracts executed and wholly performed within such state.

7.6 Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

7.7 Non-Wavier of Rights and Breaches. No failure or delay of any party in the exercise of any right given to such party hereunder shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

7.8 Attorneys’ Fees. In the event that the Employee or the Company is required to bring an arbitration proceeding or any legal action to enforce the terms of this Agreement, the prevailing party shall, in addition to any other remedies available to it, be entitled to recover its reasonable attorneys’ fees and costs from the losing party.

7.9 Dispute Resolution.

(a) (i) Any dispute, controversy or claim arising out of or relating to this Agreement or any term or provision of this Agreement, including without limitation any claims of breach, termination or invalidity thereof, (ii) any matter subject to arbitration under any provision of this Agreement, and (iii) any other matter which the parties agree to submit to arbitration shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration proceedings shall be held in Milwaukee, Wisconsin.

(b) Notwithstanding the foregoing, the Company at all times shall have the right to bring an action to enforce the covenants and seek the remedies set forth in Section 5 of this Agreement through the courts as it deems necessary or desirable in order to protect its proprietary and other confidential information or to prevent the occurrence of any event which the Company believes will cause it to suffer immediate and irreparable harm or damage. The parties agree that any such action may be brought in a state or federal court located within Milwaukee, Wisconsin. The parties waive any and all objections to jurisdiction or venue. The parties further agree that service of process may be made by registered mail to the addresses referred to in Section 7.2 of this Agreement, and that such service shall be deemed effective service of process.

7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have caused this Employment Agreement to be duly executed as of the date first written above.

EMPLOYEE	BRIGGS & STRATTON CORPORATION

(Employee)	John S. Shiely
Chairman, President and Chief Executive Officer

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